EXHIBIT 99

                    CAUTIONARY STATEMENT FOR PURPOSES OF THE
                         "SAFE HARBOR" PROVISIONS OF THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995


Information provided by the Company may contain certain forward-looking information, as defined by the Private Securities Litigation Reform Act of 1995 (the "Act"). This may relate to such matters as sales, unit volume, income, margins, earnings per share, return on equity, return on total capital, economic value added, capital expenditures, dividends, cash flow, debt to capital ratios, growth rates, future economic performance and trends, short- and long-term plans (including financing, operating and strategic plans) and objectives for future operations as well as assumptions, expectations, projections and estimates relating to any of the forward-looking information. This Statement is being made pursuant to the Act and with the intention of obtaining the benefits of the so-called "safe harbor" provisions of the Act. The Company cautions that forward-looking statements are not guarantees because there are inherent and obvious difficulties in predicting the outcome of future events. Therefore, actual results may differ materially from those expressed or implied.

The ability of the Company to attain management's goals and objectives are materially dependent on numerous factors, including those set forth herein.

Operating results are importantly influenced by general economic conditions and growth (or contraction) of the principal economies in which the Company operates, including the United States, Canada, Europe, Latin America and the Asia-Pacific region. All economies in which the Company operates are cyclical and the rates of growth (or contraction) can vary substantially. More than one-third of the Company's sales and one-quarter of the income from operations (before interest and taxes) are in foreign currencies, which fluctuate in relation to one another and to the United States dollar. Fluctuations in currencies can cause transaction, translation and other losses to the Company. The Company's international operations are strongly influenced by the political, economic and regulatory environment (including tariffs) in the countries in which the Company conducts its operations.

As a manufacturer, the Company's sales and profitability are also dependent upon availability and cost of raw materials and the ability to control or pass on costs of raw materials and labor. Inflationary and other increases in the costs of raw materials and labor have occurred in the past and are expected to recur, and the Company's ability to reflect these costs in increased selling prices for its products, increasing its productivity, and focusing on higher profit businesses, has allowed the Company generally to maintain its margins. Past performance may or may not be replicable in the future.

The Company's customers are widely diversified, but in certain portions of its business, industry concentration has increased the importance and decreased the number of significant customers. In particular, sales of the Company's consumer products in the United States are increasingly concentrated in a few major customers, principally discount office product superstores and distributors. These developments, including increased credit risks, may increase pressures on the Company's margins.

A significant portion of the revenues in each of its recent fiscal years has been represented by sales of products introduced by the Company within five years prior to the period in question. The Company's ability to develop and successfully market new products and to develop, acquire and retain necessary intellectual property rights is therefore essential to maintaining the Company's growth, which ability cannot be assured.

Other factors include costs and other effects of interest rate increases, legal and administrative cases and proceedings (whether civil, such as environment and product related, or criminal), settlements, judgements and investigations, claims, and changes in those items; developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses; adoption of new, or change in, accounting policies and practices and the application of such policies and practices; changes in business mix, rates of growth and profitability may be influenced by business reorganizations or combinations; loss of a significant contract(s) or customer(s); impact of Year 2000 issues; the euro conversion; general or specific economic conditions and the ability and willingness of purchasers to substitute other products for the products that the Company distributes; and pricing, purchasing, financing and promotional decisions by intermediaries in the distribution channel, which could affect orders, or end-user demand, for the Company's products.

The factors identified in this statement are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to be materially different from those that may be expressed or implied in any forward-looking statement made by, or on behalf, of the Company. Other factors not discussed in this statement could also have material adverse effects concerning forward-looking objectives or estimates. The Company assumes no obligation to update the information included in this statement.